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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors
Priam Properties Inc.:

        We consent to the use of our reports dated March 26, 2019, with respect to (i) the consolidated balance sheets of Priam Properties Inc. as of December 31, 2018 and July 17, 2018, and the related notes (ii) the combined balance sheets of Priam Properties Predecessor as of December 31, 2018 and 2017, the related combined statements of operations, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes and financial statement Schedule III (iii) the combined balance sheets of 2700 Blankenbaker and Chase Corporate Center as of December 31, 2018 and 2017, the related combined statements of operations, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (iv) the combined statements of revenues and certain expenses of Properties I for the years ended December 31, 2018 and 2017, and the related notes and (v) combined statements of revenues and certain expenses of Properties II for the years ended December 31, 2018 and 2017, and the related notes included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our reports for Properties I and Properties II refer to the fact that their combined statements of revenues and certain expenses were prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission, and as described in Note 1 to the combined statements of revenues and certain expenses, are not intended to be a complete presentation of Properties I and Properties II revenues and expenses.

/s/ KPMG LLP
Charlotte, North Carolina
May 22, 2019

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm